Exhibit 23.5

Acorn International, Inc.

12/F, Xinyin Building

No. 888 Yishan Road

Shanghai 200233

The People’s Republic of China

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the reference to AAC’s name and value conclusions for accounting purposes, with respect to its various appraisal reports addressed to the board of Acorn International, Inc. (the “Company”), in the Company’s registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

/s/ James Kwok
By:	James Kwok
Title:	Vice President
Date:	April 3, 2007